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                                                                    Exhibit 99.1

                                 Press Release

PROXYMED ANNOUNCES RESIGNATION OF NANCY HAM

ATLANTA--(BUSINESS WIRE)--June 9, 2005--ProxyMed (Nasdaq:PILL), a leading provider of healthcare transaction processing and cost containment services, today announced the resignation of Nancy J. Ham as President and Chief Operating Officer. Ms. Ham will be leaving the Company next month.

"Nancy has been a key force in guiding ProxyMed through a time of incredible change in the Company and in the healthcare industry," said Kevin McNamara, ProxyMed's Chairman. "We sincerely appreciate her tireless enthusiasm and service to the Company and wish her success in her future ventures."

"The last five years have been exciting for me and for the Company and I am proud to have been a part of our success," said Ms. Ham. "Today, ProxyMed is a solid company with an opportunity to pursue a new strategic direction. I'm confident that under the leadership of our new Chief Executive Officer John Lettko and our strong management team, ProxyMed will move forward with much success."

About ProxyMed, Inc.

ProxyMed is the nation's second largest provider-based electronic healthcare transaction services company. We provide connectivity services and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare providers and suppliers. ProxyMed's services support a broad range of both financial and clinical transactions, and we are HIPAA-certified through Claredi. To facilitate these services, we operate Phoenix(TM), our secure national electronic information platform, which provides physicians and other primary care providers with direct connectivity to one of the industry's largest list of payers, the largest list of chain and independent pharmacies and the largest list of clinical laboratories.

Through our recently-acquired PlanVista Solutions, Inc. subsidiary, we are a leading provider of medical cost containment services and business process outsourcing solutions for the medical insurance managed care industries. We provide integrated national Preferred Provider Organization network access, electronic claims repricing, and claims and data management services to health care payers, such as self-insured employers, medical insurance carriers, third party administrators, health maintenance organizations, and other entities that pay claims on behalf of health plans. We also provide network and data management services to health care providers, such as individual providers and provider networks.

For more information about ProxyMed, please visit the company's Web site at http://www.proxymed.com.

CONTACT: ProxyMed, Atlanta
Gregory J. Eisenhauer, 770-806-4780
geisenhauer@proxymed.com

SOURCE: ProxyMed